Exhibit 5.1

June 17, 2014

Exelon Corporation

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

Re:	Registration of 57,500,000 Shares of Common Stock, without par value

Ladies and Gentlemen:

We have acted as Pennsylvania counsel to refer to Exelon Corporation, a Pennsylvania corporation (“Exelon”) in connection with (i) the Registration Statement on Form S-3 (File No. 333- 196220), which was filed by Exelon with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of certain securities of Exelon (the “Registration Statement”), and (ii) the issuance by Exelon of up to 57,500,000 shares of Exelon’s common stock, without par value (the “Registered Shares”) as described in a Prospectus Supplement dated June 11, 2014 (the “Prospectus Supplement”). The Registration Statement became effective on May 23, 2014.

In connection with this opinion we have reviewed the Underwriting Agreement dated June 11, 2014 (the “Underwriting Agreement”) between Exelon and Barclays Capital Inc. and Goldman Sachs & Co., as representatives of the several Underwriters named in Schedule 1 thereto. Each of the capitalized terms used herein, unless otherwise defined herein, has the same meaning assigned to it in the Underwriting Agreement.

With respect to this transaction, we have examined the following:

1.	The Underwriting Agreement;

2.	The Registration Statement and the Prospectus Supplement;

3.	Resolutions of the Board of Directors of the Company, dated April 29, 2014;

Exelon Corporation

June 17, 2014

4.	The Articles of Incorporation of the Company and all amendments thereto (the “Articles of Incorporation”);

5.	The By-Laws of the Company, as amended (the “By-Laws”);

6.	The Subsistence Certificate of the Company, dated June 9, 2014; and

7.	Other corporate records and certificates of officers of the Company as to matters of fact.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed, photostatic or facsimile copies.

On the basis of the foregoing, we are of the opinion that:

1.	Exelon is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania and duly authorized to exercise all the powers recited in its Articles of Incorporation, and to transact business in the Commonwealth of Pennsylvania.

2.	Exelon has all requisite corporate power and authority to issue the Registered Shares.

3.	When the Registered Shares have been duly executed, delivered and issued in accordance with the Underwriting Agreement, the Registered Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the law of any jurisdiction other than the laws of the Commonwealth of Pennsylvania.

We consent to the filing of this opinion as an Exhibit 5 to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent. This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

/s/ Ballard Spahr LLP